Exhibit 99.1

NewHydrogen Announces Disruptive Technology to Produce the World’s Cheapest Green Hydrogen

Working with a team of world-class chemical and materials engineers at UC Santa Barbara, the Company is developing a better way to efficiently split water into cheap green hydrogen with a thermochemical approach, using heat instead of electricity

SANTA CLARITA, Calif. (August 22, 2023) — NewHydrogen, Inc. (OTC:NEWH), the developer of a disruptive technology that uses clean energy and water to produce the world’s cheapest green hydrogen, today announced that the Company recently entered into a research agreement with UC Santa Barbara to work with a team of world-class chemical and materials engineers to develop a better way to efficiently split water into cheap green hydrogen with a thermochemical approach, using heat instead of electricity.

“Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it,” said NewHydrogen CEO Steve Hill. “Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. The world needs lots of hydrogen, and it must be cheap and green.”

Mr. Hill continued, “The gold standard for producing green hydrogen today is through electrolysis by using electrolyzers with solar or wind electricity to split water into hydrogen and oxygen. Unfortunately, electricity, especially green electricity, is very expensive and will continue to be expensive. In fact, electricity currently accounts for 73% of the cost of green hydrogen production. On the other hand, renewable heat from sources such as concentrated solar and geothermal can be very low cost. Often it’s even free in the form of waste heat from sources such as nuclear power plants, and industrial processes for making steel, glass, ceramics, and many things we use in our everyday lives.”

“The UC Santa Barbara technology team, led by Dr. Philip Christopher, plans to exploit the features of molten liquids to directly split water continuously in a single redox chemical loop, to produce hydrogen and oxygen in separate chambers,” Mr. Hill disclosed. “We are developing a novel Molten Catalytic Liquid that can be reduced in one chamber, oxidized in another chamber, and is continuously recycled and reused. The only inputs are heat and water. We call this technology, NewHydrogen ThermoLoop™, and it will be a novel, first of its kind, high efficiency thermochemical water-splitter that uses low-cost common materials and common industrial temperatures of less than 1,000°C, to potentially produce the world’s cheapest green hydrogen.”

Green hydrogen is crucial in meeting the greenhouse gas emission goals described in the United Nations Paris Agreement. Solar, wind and batteries alone simply cannot be relied upon to decarbonize industries, such as aviation, maritime, steel, cement, fertilizers, oil refining and pharmaceuticals. The expected global drive towards “net-zero emission” by 2050 will create tremendous demand for green hydrogen for decades to come. Goldman Sachs estimates a future market value of $12 trillion.

“NewHydrogen now has two promising green hydrogen technology projects under way,” Mr. Hill reported. “In addition to our heat-based ThermoLoop™ project at UC Santa Barbara, our UCLA technology team, led by Dr. Yu Huang, has made considerable progress in our quest to replace and reduce expensive rare earth materials used as catalysts in conventional electrolyzers. Until there is a new technology that does not rely on electricity as the input energy to make hydrogen, electrolyzers will continue to serve as an important bridge to the green hydrogen economy.”

Mr. Hill concluded, “NewHydrogen has the potential to disrupt the entire hydrogen industry by dramatically lowering the cost of green hydrogen by using cheap heat and any source of cheap water.

Depending on relative world costs and availability of hydrocarbon feedstocks, our disruptive technology has the potential to produce green hydrogen at a lower cost than grey hydrogen made from natural gas, or blue hydrogen made from natural gas with carbon capture. In other word, the world’s cheapest hydrogen.”

About NewHydrogen, Inc.

NewHydrogen is developing a disruptive technology that uses clean energy and water to produce the world’s lowest cost green hydrogen. Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource. However, extracting hydrogen from water is an expensive process. Working with research teams at UCLA and UC Santa Barbara, NewHydrogen is helping to advance the green hydrogen revolution. We are developing NewHydrogen ThermoLoop™, a disruptive water splitting technology that uses clean energy and water to produce unlimited quantities of the world’s cheapest green hydrogen. Our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, the impact on the national and local economies resulting from terrorist actions, the impact of public health epidemics on the global economy and other factors detailed in reports filed by the Company with the United States Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

NewHydrogen, Inc.

ir@newhydrogen.com